Exhibit 12.2
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

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        For the Three Months
                                                           Ended March 31,
                                                 -------------------------------
Millions of dollars                                   2002                 2001
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
Earnings from continuing operations                  $  30                $ 296
Provision for income taxes                              43                  190
Minority Interests                                       1                   16
Distributions (less than) greater
 than earnings from equity investments                  18                    3
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         Earnings subtotal                              92                  505
Fixed charges included in earnings:
   Interest expense                                     51                   49
   Interest portion of rentals                           5                    5
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         Fixed charges subtotal                         56                   54
Earnings from continuing operations
   available before fixed charges                    $ 148                $ 559
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Fixed charges:
   Fixed charges included in earnings                $  56                $  54
   Capitalized interest                                  9                    5
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         Total fixed charges                         $  65                $  59
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Ratio of earnings from operations
   to fixed charges                                    2.3                  9.5
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